Exhibit 99.1
Press Release Dated August 3, 2011

Two Rivers Water Company Announces Initial Closing of Convertible Debt Placement

DENVER, Colorado, August 3, 2011 -- Two Rivers Water Company ("Two Rivers") (OTC QB:TURV), a company focused on acquiring and developing water and irrigated farming resources in Colorado, announced it has completed the initial closing of approximately $3.5 million of its private placement offering of secured convertible debt.  The proceeds from the offering will be used for expansion of its water and irrigated farming portfolio in southern Colorado.

The offering is for the sale of convertible, participatory notes and warrants in $25,000 Units. The notes are secured by first deeds of trust and water rights tied to the specific irrigated farmland to be developed. The notes are due on June 30, 2014 and are convertible at the rate of $2.50 of principal per share. Each Unit also includes warrants to acquire 10,000 shares of our common stock for $2.50 per share which expire on December 31, 2012.

Two Rivers has been re-aggregating and rehabilitating a historic reservoir and canal system on the Huerfano and Cucharas Rivers with the potential to re-irrigate as much as 20,000 acres, which are located in Huerfano and Pueblo Counties in Southern Colorado.

Two Rivers is in the business of acquiring and developing water and farming resources in Colorado.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors.    Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources.  These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.  Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:  Gary Barber
President & COO
Two Rivers Water Company
Symbol TURV: OTC QB
Phone:  +1 (303) 222-1000
Email:  gbarber@2riverswater.com